MAIDENFORM BRANDS, INC. REPORTS 2012 RESULTS AND PROVIDES GUIDANCE FOR 2013

Iselin, New Jersey, March 6, 2013—Maidenform Brands, Inc. (NYSE: MFB), a global branded marketer of intimate apparel, today reported fourth quarter 2012 net sales of $135.1 million, an increase of 8.5% over the fourth quarter of 2011. Full year 2012 sales totaled $600.3 million, a decrease of 1.0% when compared to fiscal 2011. Reported EPS was $0.24 for the fourth quarter of 2012 compared to a reported loss per share of $(0.13) for the fourth quarter of 2011. For the full year, reported EPS was $1.43 for 2012 compared to $1.42 for 2011.

Reported 2012 results included $0.08 of EPS from a non-recurring state income tax benefit and a charge of $(0.06) relating to exiting the Maidenform’s Charmed brand and a workforce reduction (see Exhibit 2 to this press release for further details). 2012 EPS excluding these items was $0.22 for the fourth quarter and $1.41 for the full year.

Reported 2011 EPS includes charges in the fourth quarter and full year of $0.13 per share and $0.31 per share, respectively, relating to a litigation settlement, discontinuation of a product line and a workforce reduction (see Exhibit 2 to this press release for further details). 2011 EPS excluding these items was $0.00 for the fourth quarter and $1.73 for the full year.

“We met our fourth quarter expectations in sales and earnings, but 2012 was a disappointing year overall, with weak category, customer and consumer trends in our key markets, and increased shapewear competition in department and chain stores,” stated Maurice Reznik, Chief Executive Officer.

“2013 will be a transition year for us as we take additional and more substantial steps to invest in our iconic brand, processes and infrastructure. Additionally, we will be pruning underperforming businesses and slow moving products, while improving gross margins and carefully investing in infrastructure.

The goal of these actions is to return Maidenform to sustained long-term growth with top line increases in the mid-single digits and EPS growth of 10% or better starting in 2014.

While we focus on these actions, we will continue to introduce new and innovative products. In 2013, we are excited to expand upon our Comfort Devotion collection and, in the fourth quarter, launch a new full figure collection at department and chain stores,” concluded Mr. Reznik.

Financial Results for Fourth Quarter 2012 versus Fourth Quarter 2011

Net sales for the fourth quarter of 2012 increased $10.6 million, or 8.5%, to $135.1 million. Wholesale segment net sales for the fourth quarter of 2012 increased $11.0 million, or 10.0%, to $120.8 million. Retail segment net sales decreased $0.4 million, or 2.7%, to $14.3 million.

1

The Company's net sales performance by channel of distribution is highlighted in Exhibit 1 to this press release.

Wholesale Segment

Department Stores and National Chain Stores

Net sales for the department stores and national chain stores channel increased $2.0 million, or 3.9%, to $53.9 million for the fourth quarter of 2012. This increase was led by growth in the bra and pants categories, which included the introduction of the Company’s Comfort Devotion collection that shipped for the first time in the fourth quarter of 2012. Partially offsetting these increases were sales declines in the shapewear category from increased competition along with a sales decline at a mid-tier department store as it transitions to a new pricing and merchandising strategy.

Mass Merchants

Mass merchant channel net sales increased $2.4 million, or 6.6%, to $38.7 million for the fourth quarter of 2012, resulting from increased shipments to most customers that were partially offset by lower sales to a warehouse club.

Other

Net sales in the other channel increased $6.6 million, or 30.6%, to $28.2 million for the fourth quarter of 2012 from increased program sales to off-price retailers that more than offset sales declines to a private label customer.

Total international net sales, which are included in the wholesale segment, decreased $1.3 million, or 9.1%, to $13.0 million. This sales decline was driven by Canada, Germany, and the Benelux countries, which more than offset sales increases in smaller markets such as Brazil.

Retail Segment

Total retail segment net sales decreased $0.4 million, or 2.7%, to $14.3 million. Same store sales, defined as outlet stores that have been open for more than one year, decreased 5.9% due to reduced customer traffic. Internet sales increased $0.4 million, or 23.5%, to $2.1 million for the fourth quarter of 2012. The retail segment operated 77 outlet stores as of the end of fiscal 2012 and 74 outlet stores as of the end of fiscal 2011.

Consolidated gross profit increased $11.1 million, or 38.0%, to $40.3 million for the fourth quarter of 2012. As a percentage of net sales, consolidated gross margins were 29.8% for the fourth quarter of 2012 versus 23.5% for the fourth quarter of 2011. The improvement in gross margin over the prior year was a result of the discontinuation of a product line that did not repeat in the current year. Additionally, the Company had lower inventory related clearing costs and lower liquidation sales to off-price retailers. Included in the fourth quarter 2012 results are markdowns associated with exiting the Maidenform’s Charmed brand.

Consolidated selling, general and administrative expenses (SG&A) increased $0.5 million, or 1.5%, to $34.6 million for the fourth quarter of 2012. As a percentage of net sales, SG&A decreased to 25.6% for the fourth quarter of 2012 compared to 27.4% for the fourth quarter of 2011. The results in the fourth quarter of 2012 and 2011 include severance expense of $1.5 million and $1.2 million, respectively, related to corporate workforce reductions and, in 2012, store personnel reductions due to planned store closings of 10 stores in the first quarter of 2013.

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Net interest expense for the fourth quarter of 2012 was unchanged at $0.3 million compared to the fourth quarter of 2011.

The Company’s effective income tax rate for the fourth quarter of 2012 was (0.3)% compared to 40.5% for the fourth quarter of 2011. The lower effective income tax rate in the fourth quarter of 2012 was primarily due to a non-recurring state income tax benefit.

Net income (loss) for the fourth quarter of 2012 and 2011 was $5.5 million and $(3.1) million, respectively, and EPS was $0.24 and loss per share of $(0.13), respectively. Excluding the items mentioned in paragraphs 2 and 3 above and detailed in Exhibit 2 to this press release, adjusted fourth quarter EPS was $0.22 in 2012 and $0.00 in 2011.

Financial Results for Fiscal 2012 versus Fiscal 2011

Net sales for 2012 decreased $6.0 million, or 1.0%, to $600.3 million. Wholesale segment net sales for 2012 decreased $7.3 million, or 1.3%, to $538.5 million.

Department stores and national chain stores net sales increased $1.9 million, or 0.8%, to $247.1 million for 2012. This increase was led by growth in the bra and pant categories, which included the introduction of the Comfort Devotion collection and a private label brand that shipped for the first time during 2012. Partially offsetting this increase was an assortment expansion in 2011 at one of the Company’s chain store customers that did not repeat in 2012, a sales decline at a mid-tier department store customer as it transitions to a new pricing and merchandising strategy and sales declines in the shapewear category from increased competition.

The Company’s mass merchant channel net sales decreased $5.5 million, or 2.8%, to $190.7 million from varying results with our mass merchant customers. Some of the factors that drove this decrease were decreased doors at retail and program sales that did not repeat in 2012. Partially offsetting this decrease was a strong performance in full figure and shapewear sales at one of our mass customers.

The other channel decreased $3.7 million, or 3.5%, to $100.7 million due to lower sales to a specialty retailer that was partially offset by increased program sales to off-price retailers.

Total international net sales increased $2.5 million, or 4.3%, to $60.9 million, driven by growth in major markets, such as Canada, the United Kingdom and Mexico. Partially offsetting these increases were sales decreases in other major markets, such as the Benelux countries, Sweden and Germany, including the impact of unfavorable currency exchange rates on sales.

Retail segment net sales for 2012 increased $1.3 million, or 2.1%, to $61.8 million. Same store sales for Maidenform’s retail outlet stores decreased 1.2%. Internet sales increased $2.3 million, or 34.3%, to $9.0 million, resulting primarily from promotional events that more than offset the sales declines at our stores. The Company's net sales performance by channel of distribution is highlighted in Exhibit 1 to this press release.

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Consolidated gross margins for 2012 were 30.9% versus 31.6% for the same period in 2011. Changes in channel and product mix favorably impacted gross margin but were more than offset by unfavorable off-price retailer activity to drive inventory productivity, additional promotional activities and inventory related clearing costs. Included in 2012 results are markdowns associated with exiting the Maidenform’s Charmed brand. Included in the 2011 results was the discontinuation of a product line that did not repeat in the current year.

Consolidated SG&A increased $1.1 million, or 0.8%, to $133.2 million for 2012. As a percentage of net sales, SG&A increased to 22.2% for 2012 compared to 21.8% for the same period of 2011. In fiscal 2012 and 2011, the Company recorded severance expense of $1.5 million and $1.2 million, respectively, related to workforce reductions mentioned above. The remaining increase was due to increased payroll and related benefits, including medical benefits, and retail operating expenses. Partially offsetting these increases was a reduction in incentive compensation, professional fees and the benefit of favorable currency exchange rates.

The Company’s effective income tax rate for fiscal 2012 was 34.7% compared to 35.6% for the same period of 2011. The lower effective rate for 2012 is primarily from a non-recurring state income tax benefit recorded in the fourth quarter of 2012. The effective rate for 2011 included discrete items recorded during the year such as the utilization of research and development credits and non-recurring state income tax benefits, including the impact of the New Jersey tax law change enacted in the second quarter of 2011.

Net income for fiscal 2012 and 2011 was $33.5 million and $33.2 million, respectively, and EPS was $1.43 and $1.42, respectively. Excluding the items mentioned in paragraphs 2 and 3 above and detailed in Exhibit 2 to this press release, EPS for fiscal 2012 was $1.41 and for fiscal 2011 EPS was $1.73.

Total cash and cash equivalents as of December 29, 2012 were $83.7 million compared to $68.0 million as of December 31, 2011. The Company’s outstanding debt was $68.2 million as of December 29, 2012 versus $69.1 million as of December 31, 2011. During fiscal 2012, we returned approximately $6.5 million to shareholders through share repurchases.

Financial Performance Guidance for 2013:

2013 First Quarter:

•	The Company’s first quarter outlook includes a sales decline of approximately $20 million compared to 2012, as a result of non-recurring warehouse club and private label business. During the quarter, the Company also expects to increase promotional spending to clear unproductive inventory.
•	Accordingly, total Company net sales are estimated to decline in the teens percentage range versus the first quarter of 2012.
•	The Company projects a first quarter loss per share in a range of $0.05 to $0.10.

2013 Full Year Outlook:

•	Total Company net sales in a range of $575 million to $595 million.
•	Full year EPS in a range of $1.20 to $1.30 per share.

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Conference Call Information

Maidenform will host a conference call and webcast on Wednesday, March 6, 2013 at 8:30 am ET to discuss its fourth quarter and full year 2012 results, in addition to providing an update on its business. The conference call telephone number is (866) 578-5784 and the passcode is “Maidenform.” The conference call will be simultaneously webcasted and can be accessed via the investor relations page of Maidenform’s website at www.maidenformbrands.com. A dial-in replay of this event will be available through March 20, 2013 and will be hosted on the Company’s website for a limited time. The replay telephone numbers are (888) 286-8010 or (617) 801-6888. The replay passcode is 20624257.

About Maidenform Brands, Inc.

Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established, well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear. During its 91-year history, Maidenform has built strong equity for its brands and established a platform for growth through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women. Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Control It!®, Fat Free Dressing®, Flexees®, Lilyette®, Bodymates®, Inspirations®, Self Expressions® and Sweet Nothings®. Maidenform products are currently distributed in approximately 63 countries and territories outside the United States.

Maidenform Contact:

Chris Vieth

Chief Operating Officer & Chief Financial Officer

(732) 621-2101 or cvieth@maidenform.com

Forward Looking Statement: This press release contains forward-looking statements relating to future events and the Company’s future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects” or similar words or phrases, although not all forward-looking statements contain such identifying words. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. It is routine for the Company’s internal projections and expectations to change as the year or each quarter in the year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of each quarter or the year. Although these expectations may change, we assume no obligation to update or revise publicly any forward-looking statements whether as a result of new information, future events or otherwise. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

The following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements: the worldwide apparel industry may continue to be harmed by the current global economic downturn, the conditions in the financial and credit markets may affect the availability and cost of our funding, the Company’s growth cannot be assured and any growth may be unprofitable; potential fluctuations in our results of operations or rate of growth; our dependence on a limited number of customers; the Company has larger competitors with greater resources; retail trends in the intimate apparel industry, including consolidation and continued growth in the development of private brands, resulting in downward pressure on prices, reduced floor space and other harmful changes; failure to anticipate, identify or promptly react to changing trends, styles, or consumer preferences; the Company’s credit agreement could limit growth opportunities; external events that disrupt the Company’s supply chain, result in increased cost of goods or an inability to deliver its products; events which result in difficulty in procuring or producing products on a cost-effective basis; disputes with third parties for infringement or misappropriation of their proprietary rights; increases in the prices of raw materials; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; foreign currency exposure; and the sufficiency of cash to fund operations and capital expenditures.

This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements. Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.

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MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)

	December 29,	December 31,
	2012	2011
Assets
Current assets
Cash and cash equivalents	$83,747	$68,041
Accounts receivable, net	72,538	54,517
Inventories	119,015	113,200
Deferred income taxes	15,081	15,357
Prepaid expenses and other current assets	15,089	14,310
Total current assets	305,470	265,425
Property and equipment, net	31,347	29,497
Goodwill	7,162	7,162
Intangible assets, net	91,789	92,765
Other non-current assets	183	386
Total assets	$435,951	$395,235

Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$1,100	$1,100
Accounts payable	53,050	38,425
Accrued expenses and other current liabilities	21,882	24,967
Total current liabilities	76,032	64,492
Long-term debt	67,125	67,950
Deferred income taxes	26,927	25,108
Other non-current liabilities	11,583	14,497
Total liabilities	181,667	172,047

Stockholders’ equity
Preferred stock - $0.01 par value; 10,000,000 shares authorized
and none issued and outstanding	-	-
Common stock - $0.01 par value; 100,000,000 shares authorized;
24,399,732 shares issued and 22,754,212 outstanding at December 29, 2012
and 24,399,732 shares issued and 22,922,969 outstanding at December 31, 2011	244	244
Additional paid-in capital	80,628	78,362
Retained earnings	213,423	181,227
Accumulated other comprehensive loss	(8,647)	(8,301)
Treasury stock, at cost (1,645,520 shares at December 29, 2012 and
1,476,763 shares at December 31, 2011)	(31,364)	(28,344)
Total stockholders’ equity	254,284	223,188
Total liabilities and stockholders’ equity	$435,951	$395,235

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MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		For the Years Ended
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011

Net sales	$135,124	$124,516	$600,277	$606,327
Cost of sales	94,829	95,313	414,796	414,900
Gross profit	40,295	29,203	185,481	191,427
Selling, general and
administrative expenses	34,576	34,091	133,193	132,202
Litigation settlement	-	-	-	6,750
Operating income (loss)	5,719	(4,888)	52,288	52,475

Interest expense, net	246	280	1,086	969
Income (loss) before provision
for income taxes	5,473	(5,168)	51,202	51,506
Income tax (benefit) expense	(18)	(2,093)	17,743	18,314
Net income (loss)	$5,491	$(3,075)	$33,459	$33,192
Basic earnings (loss) per common share	$0.24	$(0.13)	$1.45	$1.45
Diluted earnings (loss) per common share	$0.24	$(0.13)	$1.43	$1.42
Basic weighted average number of
shares outstanding	22,965,262	22,918,027	23,012,012	22,855,196
Diluted weighted average number of
shares outstanding	23,306,812	22,918,027	23,388,482	23,332,405

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MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)
(unaudited)

	Three Months Ended		For the Years Ended
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011

Net income (loss)	$5,491	$(3,075)	$33,459	$33,192
Other comprehensive loss, before tax:
Foreign currency translation adjustments	292	(441)	430	(641)
Adjustments to benefit plans	(1,494)	(5,787)	(1,083)	(5,618)
Other comprehensive loss, before tax	(1,202)	(6,228)	(653)	(6,259)
Income tax benefit related to items of
other comprehensive loss (1)	(471)	(2,244)	(307)	(2,176)
Other comprehensive loss, net of tax	(731)	(3,984)	(346)	(4,083)
Comprehensive income (loss)	$4,760	$(7,059)	$33,113	$29,109

(1) Tax benefit provided relates to benefit plan deferrals.

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MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Years Ended
	December 29,	December 31,
	2012	2011
Cash flows from operating activities
Net income	$33,459	$33,192
Adjustments to reconcile net income to net cash
provided by operating activities
Depreciation and amortization	5,351	4,706
Amortization of intangible assets	1,101	1,090
Amortization of deferred financing costs	181	178
Stock-based compensation	4,876	4,048
Deferred income taxes	1,702	1,317
Excess tax benefits related to stock-based compensation	(896)	(1,075)
Bad debt expense	(56)	47
Other non-cash items	245	43
Net changes in operating assets and
liabilities
Accounts receivable	(17,633)	(13,754)
Inventories	(5,210)	(24,753)
Prepaid expenses and other current and
non-current assets	2,053	(3,525)
Accounts payable	14,595	7,779
Accrued expenses and other current and
non-current liabilities	(3,852)	(2,004)
Income taxes payable	(4,198)	(2,927)
Net cash provided by operating activities	31,718	4,362
Cash flows from investing activities
Capital expenditures	(7,307)	(8,585)
Net cash used in investing activities	(7,307)	(8,585)
Cash flows from financing activities
Term loan repayments	(825)	(1,100)
Payments of capital lease obligations	(306)	(283)
Purchase of common stock for treasury	(6,534)	(1,961)
Financing fees paid	(250)	-
Proceeds from stock options exercised	672	1,545
Excess tax benefits related to stock-based compensation	896	1,075
Payments of employee withholding taxes related to
equity awards	(1,755)	(1,288)
Net cash used in financing activities	(8,102)	(2,012)
Effects of exchange rate changes on cash and cash equivalents	(603)	1,055
Net increase (decrease) in cash and cash equivalents	15,706	(5,180)
Cash and cash equivalents
Beginning of the year	68,041	73,221
End of the year	$83,747	$68,041

Supplementary disclosure of cash flow information
Cash paid during the year
Interest	$914	$973
Income taxes	$19,828	$19,331

Supplemental schedule of non-cash financing activities
Treasury stock issued related to equity award activity	$5,269	$5,001

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Exhibit 1

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
SALES BY CHANNEL OF DISTRIBUTION AND PRODUCT MIX
(in millions)
(unaudited)

	Three Months Ended
	December 29,	December 31,	$	%
	2012	2011	change	change
Department stores and
national chain stores	$53.9	$51.9	$2.0	3.9%
Mass merchants	38.7	36.3	2.4	6.6
Other	28.2	21.6	6.6	30.6
Total wholesale	120.8	109.8	11.0	10.0

Retail	14.3	14.7	(0.4)	(2.7)

Total consolidated net sales	$135.1	$124.5	$10.6	8.5%

	For the Years Ended
	December 29,	December 31,	$	%
	2012	2011	change	change
Department stores and
national chain stores	$247.1	$245.2	$1.9	0.8%
Mass merchants	190.7	196.2	(5.5)	(2.8)
Other	100.7	104.4	(3.7)	(3.5)
Total wholesale	538.5	545.8	(7.3)	(1.3)

Retail	61.8	60.5	1.3	2.1

Total consolidated net sales	$600.3	$606.3	$(6.0)	-1.0%

	Three Months Ended		For the Years Ended
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011
Bras	58%	49%	57%	55%
Shapewear	33	44	35	38
Panties	9	7	8	7
	100%	100%	100%	100%

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Exhibit 2

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
DILUTED EARNINGS PER SHARE GAAP TO NON-GAAP RECONCILIATION SCHEDULE
(unaudited)

The Company's non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses and other specified items that due to their significant and/or unusual nature are evaluated on an individual basis. Similar charges or gains for some of these items have been recognized in prior periods and it is reasonably possible that they could reoccur in future periods. Non-GAAP information is intended to portray the results of the Company's baseline performance and to enhance an investor’s overall understanding of the Company's past financial performance and prospects for the future. For example, non-GAAP earnings and EPS information is an indication of our baseline performance before items that are considered by us to not be reflective of our ongoing results. In addition, this information is among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets, and planning and forecasting for future periods. This information is not intended to be considered in isolation or as a substitute for net earnings or diluted EPS prepared in accordance with GAAP.

Specific items were as follows:

	Three Months Ended		For the Years Ended
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011
	(in millions)
Markdowns associated with exiting the Maidenform's Charmed brand	$0.9	$-	$0.9	$-
Discontinuation of a product line	-	3.8	-	3.8
Gross profit	0.9	3.8	0.9	3.8
Workforce reduction	1.5	1.2	1.5	1.2
Selling, general and administrative expenses	1.5	1.2	1.5	1.2
Litigation settlement	-	-	-	6.8
Litigation settlement	-	-	-	6.8
Increase to income before provision for income taxes	2.4	5.0	2.4	11.8
Income tax on items above	(0.9)	(1.9)	(0.9)	(4.6)
Non-recurring state income tax benefit	(1.9)	-	(1.9)	-
(Decrease)/increase to net income	$(0.4)	$3.1	$(0.4)	$7.2

The reconciliations from GAAP to Non-GAAP were as follows:

	Three Months Ended		For the Years Ended
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011
	(in millions)
Net income (loss) - GAAP	$5.5	$(3.1)	$33.5	$33.2
Specific items above	(0.4)	3.1	(0.4)	7.2
Net income - Non-GAAP	$5.1	$-	$33.1	$40.4

	Three Months Ended		For the Years Ended
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011

Reported diluted earnings (loss) per share	$0.24	$(0.13)	$1.43	$1.42
Adjustments:
Non-recurring state income tax benefit	(0.08)	-	(0.08)	-
Workforce reduction	0.04	0.03	0.04	0.03
Markdowns associated with exiting the Maidenform's Charmed brand	0.02	-	0.02	-
Discontinuation of a product line	-	0.10	-	0.10
Litigation settlement	-	-	-	0.18
Non-GAAP diluted earnings per share	$0.22	$-	$1.41	$1.73

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